SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No. )*

Egalet Corporation

(Name of Issuer)

Common Stock, $0.001 par value

(Title of Class of Securities)

28226B104

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP NO. 28226B104	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS Omega Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,574
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS Omega Fund IV GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,574
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS Omega Fund IV G.P. Manager, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,574
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS Richard Lim
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,574
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS Otello Stampacchia
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,574
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS Renee Aguiar-Lucander
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,606,881
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,606,881
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,606,881
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS Anne-Mari Paster
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 314,574
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 314,574
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 314,574
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS Danish Biotech SPV I P/S
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Denmark
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,308,558
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,308,558
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,308,558
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS Danish Biotech SPV I, GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,308,558
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,308,558
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,308,558
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 11 of 18 Pages

1	NAMES OF REPORTING PERSONS David Bolton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,308,558
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,308,558
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,308,558
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 12 of 18 Pages

1	NAMES OF REPORTING PERSONS Martin Mullins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,308,558
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,308,558
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,308,558
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund”), Omega Fund IV GP, L.P. (“Omega GP”), Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd”), Richard Lim (“Lim”), Otello Stampacchia (“Stampacchia”), Anne-Mari Paster (“Paster”), Renee Aguiar-Lucander (“Aguiar-Lucander”), Danish Biotech SPV I P/S (“Danish Biotech”), Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”), David Bolton (“Bolton”), and Martin Mullins (“Mullins”) (together, the “Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund; and each of Omega Ltd and Omega GP may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.

13G

CUSIP NO. 28226B104	Page 13 of 18 Pages

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Egalet Corp. (the “Issuer”).

Item 1(a)	Name of Issuer:
Item 1(b)	Address of issuer’s principal executive offices:

Egalet Corporation

460 East Swedesford Road, Suite 1050

Wayne, PA 19078

Items 2(a)	Name of Reporting Persons filing:

Omega Fund IV, L.P. (“Omega Fund”)

Omega Fund IV GP, L.P. (“Omega GP”)

Omega Fund IV G.P. Manager, Ltd. (“Omega Ltd.”)

Richard Lim (“Lim”)

Otello Stampacchia (“Stampacchia”)

Renee Aguiar-Lucander (“Aguiar-Lucander”)

Anne-Mari Paster (“Paster”)

Danish Biotech SPV I P/S (“Danish Biotech”)

Danish Biotech SPV I, GP Ltd. (“Danish Biotech Ltd”)

David Bolton (“Bolton”)

Martin Mullins (“Mullins”)

Item 2(b)	Address or principal business office or, if none, residence:

The address of the principal business office of Omega Fund, Omega GP, Omega Ltd, Lim, Stampacchia, Aguiar-Lucander, Paster, Bolton Mullins, and Danish Biotech Ltd. is c/o IPES (Guernsey) Limited, 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey GY 1 2HL, Channel Islands, UK. The address of the principal business office of Danish Biotech is c/o Gorrissen Federspiel Kierkegarrd, H.C. Andersens Boulevard 12, 1553 Copenhagen, Denmark.

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
Omega Fund	Cayman Islands
Omega GP	Cayman Islands
Omega Ltd.	Cayman Islands
Lim	United States of America
Stampacchia	Italy
Aguiar-Lucander	Sweden
Paster	United States of America
Danish Biotech	Denmark
Danish Biotech Ltd	Guernsey
Bolton	United Kingdom
Mullins	United Kingdom

Item 2(d)	Title of class of securities:

Common Stock, $0.001 par value per share

Item 2(e)	CUSIP No.:

28226B104

13G

CUSIP NO. 28226B104	Page 14 of 18 Pages

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

Item 4	Ownership

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014:

Reporting Persons	Shares of Common Stock Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
Omega Fund(2)(5)	314,574	0	314,574	0	314,574	314,574	1.0%
Omega GP(2)(5)	314,574	0	314,574	0	314,574	314,574	1.0%
Omega Ltd(2)(5)	314,574	0	314,574	0	314,574	314,574	1.0%
Lim (2)(5)	314,574	0	314,574	0	314,574	314,574	1.0%
Stampacchia(2)(5)	314,574	0	314,574	0	314,574	314,574	1.0%
Aguiar-Lucander(2)(4)(5)	1,606,781	0	1,606,781	0	1,606,781	1,606,781	5.2%
Paster(2)(5)	314,574	0	314,574	0	314,574	314,574	1.0%
Danish Biotech(3)(4)(5)	3,308,558	0	3,308,558	0	3,308,558	3,308,558	10.8%
Danish Biotech Ltd(3)(4)(5)	3,308,558	0	3,308,558	0	3,308,558	3,308,558	10.8%
Bolton(3)(4)(5)	3,308,558	0	3,308,558	0	3,308,558	3,308,558	10.8%
Mullins(3)(4)(5)	3,308,558	0	3,308,558	0	3,308,558	3,308,558	10.8%

(1)	This percentage is calculated based upon 30,657,532 shares of the Common Stock outstanding as of November 4, 2014 as set forth in the Issuer’s most recent Form 10-Q for the period ending September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014.
(2)	Omega Fund owns 314,574 shares. Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund, and each of Omega GP and Omega Ltd may be deemed to own beneficially the shares held by Omega Fund. Lim, Stampacchia, Paster, and Aguiar-Lucander are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund.
(3)	Danish Biotech owns 2,016,251 shares. Danish Biotech Ltd is the general partner of Danish Biotech and may be deemed to beneficially own the shares held by Danish Biotech. Bolton and Mullins are the directors of Danish Biotech Ltd and may be deemed to beneficially own the shares held by Danish Biotech.
(4)	Egalet A/S owns 1,292,307 shares. Danish Biotech is a 24.4% equity holder in Egalet A/S, and Danish Biotech, Danish Biotech Ltd, Bolton and Mullins may be deemed to beneficially own the shares held by Egalet A/S. Aguiar-Lucander is a director of Egalet A/S and may be deemed to beneficially own the shares held by Egalet A/S.
(5)	The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (    ).

Item 6	Ownership of More than Five Percent on Behalf of Another Person

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

13G

CUSIP NO. 28226B104	Page 15 of 18 Pages

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

Not applicable.

13G

CUSIP NO. 28226B104	Page 16 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

OMEGA FUND IV, L.P.

BY:	Omega Fund IV GP, L.P
ITS:	GENERAL PARTNER

BY:	Omega Fund IV G.P. Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Richard Lim
Director

OMEGA FUND IV GP, L.P

BY:	Omega Fund IV G.P. Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Richard Lim
Director

OMEGA FUND IV G.P. MANAGER, LTD.

By:	/s/ Richard Lim
Director

/s/ Richard Lim
Richard Lim

/s/ Otello Stampacchia
Otello Stampacchia

/s/ Renee Aguiar-Lucander
Renee Aguiar-Lucander

/s/ Anne-Mari Paster
Anne-Mari Paster

DANISH BIOTECH SPV I P/S

By:	/s/ Martin Mullins
Director

By:	/s/ David Bolton
Director

DANISH BIOTECH SPV I, GP Ltd.

By:	/s/ Martin Mullins
Director

13G

CUSIP NO. 28226B104	Page 17 of 18 Pages

/s/ David Bolton
David Bolton

/s/ Martin Mullins
Martin Mullins

Exhibit(s):

Exhibit 99.1:         Joint Filing Statement

13G

CUSIP No. 31816Q 10 1	Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Common Stock of Egalet Corporation.

Dated: February 13, 2015

OMEGA FUND IV, L.P.

BY:	Omega Fund IV GP, L.P
ITS:	GENERAL PARTNER

BY:	Omega Fund IV G.P. Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Richard Lim
Director

OMEGA FUND IV GP, L.P

BY:	Omega Fund IV G.P. Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Richard Lim
Director

OMEGA FUND IV G.P. MANAGER, LTD.

By:	/s/ Richard Lim
Director

/s/ Richard Lim
Richard Lim

/s/ Otello Stampacchia
Otello Stampacchia

/s/ Renee Aguiar-Lucander
Renee Aguiar-Lucander

/s/ Anne-Mari Paster
Anne-Mari Paster

DANISH BIOTECH SPV I P/S

By:	/s/ Martin Mullins
Director

By:	/s/ David Bolton
Director

DANISH BIOTECH SPV I, GP Ltd.

By:	/s/ Martin Mullins
Director

/s/ David Bolton
David Bolton

/s/ Martin Mullins
Martin Mullins